Exhibit 99.1
LSI SHAREHOLDERS APPROVE AGERE MERGER
MILPITAS, Calif., March 29, 2007 — LSI Logic Corporation (NYSE: LSI) announced that it has obtained the required LSI shareholder approval of the previously announced merger with Agere Systems (NYSE: AGR) at a special meeting held today.
The merger transaction is expected to close on Monday, April 2, 2007 subject to the satisfaction of closing conditions.
On December 4, 2006, LSI and Agere announced a definitive merger agreement under which the companies will be combined in an all-stock transaction. Agere shareholders will receive 2.16 shares of LSI common stock for each share of Agere common stock.
Cautionary Statement Regarding Forward-Looking Statements
This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in this document include statements regarding the timing of closing of the proposed transaction with Agere. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. For example, if LSI and Agere fail to satisfy all of the conditions to closing, the transaction will not be consummated. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: failure of the parties to satisfy the conditions to closing of the Merger; and other economic, business, competitive, and/or regulatory factors affecting the businesses of LSI and Agere generally, including those set forth in the filings of LSI and Agere with the Securities and Exchange Commission, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, their current reports on Form 8-K and other SEC filings. LSI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

About LSI Logic
LSI Logic Corporation (NYSE: LSI) is a leading provider of silicon-to-system solutions that are used at the core of products that create, store and consume digital information. LSI offers a broad portfolio of capabilities including custom and standard product ICs, host bus and RAID adapters, storage area network solutions and software applications. LSI products enable leading technology companies in the Storage and Consumer markets to deliver some of the most advanced and well-known electronic systems in the market today. More information is available at www.lsi.com.
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